                                                                    EXHIBIT 10.9



                     SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

SENIOR MANAGEMENT EMPLOYMENT AGREEMENT, dated the 14th day of June, 1996, between SHURGARD STORAGE CENTERS, INC., a Delaware corporation (the "Company"), and [name1] ("Executive").

                                    RECITALS

        A. Executive is currently employed by the Company or one of its Subsidiaries.

        B. The Board of Directors of the Company (the "Board") has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company's management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Business Combination of the Company, as defined in Schedule A attached hereto.

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

        1.    DEFINITIONS

        Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms in Schedule A attached hereto.

        2.    EMPLOYMENT FOLLOWING A BUSINESS COMBINATION.

        Once a Business Combination has occurred, no termination of Executive's employment with the Company, other than on account of death, shall be effective unless the party causing such termination of employment provides the other party 30 days' prior written notice of such termination, which shall indicate those specific provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment constituting a Termination, if any, under the provision so indicated.

      3.    BENEFITS UPON BUSINESS COMBINATION

        Executive shall be entitled to the following payments and benefits following a Business Combination, whether or not a Termination occurs:

            (a) SALARY AND BENEFITS. Executive shall (i) receive an annual base salary no less than the Executive's annual base salary in effect immediately prior to the date that the Business Combination occurs, including any salary which has been earned but deferred, and an annual bonus equal to at least the average of the two annual bonuses paid to Executive in the two years prior to the Business Combination, and (ii) be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(a) of the Code) available to other peer executives of the Company and its Subsidiaries, but in no event shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately prior to the date that the Business Combination occurs.

            (b) WELFARE BENEFITS. The Company shall at the Company's expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of the Business Combination) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with insurance coverage no less favorable than, the Company's life, disability, health, dental and any other employee welfare benefit plans or programs, as in effect on the date of the Business Combination (such benefits, the "Welfare Benefits").

            (c) DEATH OF EXECUTIVE. In the event of Executive's death prior to Termination, but while employed by the Company or any Subsidiary, as the case may be, his or her spouse, if any, or otherwise the personal representative of his or her estate shall be entitled to receive (i) Executive's salary at the rate then in effect through the date of death, as provided under the Company's pay policy, and (ii) any Accrued Benefits for the periods of service prior to the date of death.

            (d) DISABILITY OF EXECUTIVE. In the event of Executive's Disability prior to Termination, but while employed by the Company or any Subsidiary, as the case may be, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of the determination of Disability, as provided under the Company's pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of the determination of Disability, (iii) payments under the Company's short and long term disability plans following the determination of Disability, and (iv) Welfare Benefits for a period of one year following the determination of Disability.

            (e) CAUSE; UPON EXPIRATION OF THIS AGREEMENT; OTHER THAN FOR GOOD REASON. If Executive's employment shall be terminated by the Company for Cause or upon expiration of this Agreement or by Executive other than for Good Reason, Executive shall be entitled to receive only (i) his or her salary at the rate then in effect through the date of such termination, as provided under the Company's pay policy, and (ii) any Accrued Benefits for the periods of service prior to the date of such termination.

            (f) WITHHOLDING. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.

      4.    PAYMENTS AND BENEFITS UPON TERMINATION

        Executive shall be entitled to the following payments and benefits following Termination:

            (a) TERMINATION PAYMENT. Subject to Section 4(b)(i), in recognition of past services to the Company by Executive, the Company shall make a lump sum payment in cash to Executive as severance pay within ten (10) business days following the date of Termination equal to two and one-half (2-1/2) times the sum of: (i) Executive's annual base salary in effect immediately prior to the date that either a Business Combination shall occur or such date of Termination, whichever salary is higher; plus (ii) Executive's target bonus for the current fiscal year as determined by the Compensation Committee; provided, however, that if Termination occurs prior to the determination of such target bonus for a fiscal year, such bonus shall be the target bonus for the prior fiscal year.

            (b)   TERMINATION BENEFITS; CERTAIN ADDITIONAL PAYMENTS BY THE
COMPANY.

                  (i) Notwithstanding anything to the contrary in this Agreement, if Executive's Termination Benefits would otherwise exceed an amount equal to three times the Base Amount plus $100,000 (the "Benefits Cap"), then the Company shall reduce the termination payment described in paragraph (a) or the Gross-Up Payment, or both, so that the Executive's Termination Benefits do not exceed the Benefits Cap. If the Executive's Termination Benefits would still exceed the Benefits Cap even after elimination of such termination payment and the Gross-Up Payment, then no termination payment or Gross-Up Payment shall be paid to the

Executive and no further reduction in payments or benefits shall occur. "Termination Benefits" shall mean the payments or benefits provided under
Section 4(a) either alone or together with all other payments and benefits that Executive receives or is then entitled to receive (pursuant to this Agreement or otherwise) from the Company or any Subsidiary and that would be considered in determining whether or not Executive had received a Parachute Payment.

                  (ii) Subject only to subparagraph (i) above, if all or any portion of Termination Benefits would constitute a Parachute Payment and be subject to Excise Tax, then the payments to Executive under Section 4(a) shall be increased (such increase, a "Gross-Up Payment"), but only to the extent necessary to ensure that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits. The foregoing calculations shall be made by the Company and Executive. If no agreement on the calculations is reached within ten (10) business days after the date of Termination, then the accounting firm which regularly audits the financial statements of the Company (the "Auditors") shall review the calculations, and report their determination of the amount due to both Executive and the Company within thirty (30) days of the Termination. The determination of such firm shall be conclusive and binding on all parties and the expense for such accountants shall be paid by the Company. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein.

                  (iii) As a result of the uncertainty in the application of
Section 280G and Section 4999 of the Code, it is possible that the Company will make a Payment (including a Gross-Up Payment) under this Agreement that should not have been made (an "Overpayment") or that the Company will fail to make a payment (including a Gross-Up Payment) under this Agreement that should have been made (an "Underpayment"). If the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, determine that Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which he shall repay to the Company, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. If the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. The

Company and Executive agree to give each other prompt written notice of any information or taxing authority inquiry that could reasonably result in the determination that an Overpayment or Underpayment has been made.

            (c) ACCRUED BENEFITS. Within ten (10) business days following the date of Termination, the Company shall make a lump sum payment in cash to Executive in the amount of any Accrued Benefits for the periods of service prior to the date of Termination.

            (d) WELFARE BENEFITS. The Company shall, at its sole option and expense (except for the amount, if any, of any required employee contribution that would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of Termination) either (i) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with Welfare Benefits (as in effect on the date of the Business Combination or, at the option of Executive, on the date of Termination) for a period of two and one-half (2-1/2) years following the date of Termination, or (ii) pay Executive a lump sum cash payment within ten (10) business days following the date of Termination equal to the then-present value of the cost to the Company of such Welfare Benefits; provided, however, that if Executive is provided by another employer during such two and one-half-year period with benefits substantially comparable to the Welfare Benefits, the benefits provided by the Company shall, unless a lump sum payment has been made by the Company (in which case Executive shall not, for any reason, be required to return any part of such payment), be reduced by the benefits provided by such other employer, but only to the extent of, and with respect to, the Welfare Benefits otherwise payable by the Company to Executive.

            (e) DEATH OF EXECUTIVE. In the event of Executive's death subsequent to Termination and prior to receiving all benefits and payments provided for by this Section 4, such benefits and payments shall be paid to his or her spouse, if any, or otherwise to the personal representative of his or her estate, unless Executive has otherwise directed the Company in writing prior to his or her death.

            (f) EXCLUSIVE SOURCE OF SEVERANCE PAY. Benefits provided hereunder shall replace the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company.

            (g) NONSEGREGATION. No assets of the Company need be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of any person to receive benefits hereunder shall be only those of a general unsecured creditor.

            (h) WITHHOLDING. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.

      5.    NONCOMPETITION

            (a) NONCOMPETITION. In the event that this Agreement is terminated by the Company or by Executive for any reason, and provided that any payments due Executive upon such termination are paid when due, then for a period of one year after such termination, Executive shall not, within any standard metropolitan statistical area in which the Company has ten or more self storage facilities, engage in any activities (including, without limitation, activities for any subsequent employer of Executive) directly competitive with the self-storage business of the Company.

            (b) COMPANY REMEDY. In the event of any breach by Executive of the obligations set forth in Section 5(a), the Company shall be entitled to recover an amount equal to the total of all amounts paid to Executive pursuant to Sections 4(a) and 4(b) of this Agreement in addition to any other remedies available to the Company at law or in equity.

      6.    ARBITRATION

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any jurisdiction.

      7.    CONFLICT IN BENEFITS

      This Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect or hereafter entered into, including any employee benefit plan under which Executive is entitled to benefits.

      8.    TERM, TERMINATION AND AMENDMENT

      (a) The initial term of this Agreement shall be from the date hereof until the anniversary date of this Agreement. On each such annual anniversary date, this Agreement shall automatically be renewed for a period of one year, unless 60 days prior to such anniversary date the Company shall give notice to Executive that the




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Agreement is terminated or amended, provided that no Business Combination has occurred prior to such anniversary. Notwithstanding such termination, the Company shall remain liable for any rights or payments arising prior to such termination to which Executive is entitled under this Agreement. During each such one year term, this Agreement may not be amended or terminated except by written agreement between Executive and the Company.

       (b) In the event of a Business Combination, unless earlier terminated as provided herein, this Agreement shall continue in effect until for a period of 30 months from the date of the Business Combination at which time this Agreement shall expire. For a 30 month period following a Business Combination, (i) this Agreement may not be terminated, and (ii) no amendment or other action of the Board which adversely affects the rights of Executive hereunder is valid and enforceable without the prior written consent of Executive. After the 30 month period from the date of the Business Combination, the Board may terminate or amend this Agreement without the prior written consent of Executive.

      9.    MISCELLANEOUS

            (a) AMENDMENT. This Agreement may not be amended except by written agreement between Executive and the Company.

            (b) NO MITIGATION. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise, except as provided in Section 4(d) and Section 5(b) hereof.

            (c) EMPLOYMENT NOT GUARANTEED. Nothing contained in this Agreement, and no decision as to the eligibility for benefits or the determination of the amount of any benefits hereunder, shall give Executive any right to be retained in the employ of the Company or rehired, and the right and power of the Company to dismiss or discharge any employee for any reason is specifically reserved. Except as expressly provided herein, no employee or any person claiming under or through him or her shall have any right or interest herein, or in any benefit hereunder.

            (d) LEGAL EXPENSES. In connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or Executive, with respect to the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees and disbursements, in connection with such litigation, arbitration or similar proceeding. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceedings, calculated at the published commercial interest rate of Seattle-First National Bank for its best customers, as in effect from time to time from the date that payment should have been made to Executive under this Agreement.

            (e) NOTICES. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

                  Shurgard Storage Centers, Inc.
                  1201 Third Avenue, Suite 2200
                  Seattle, WA  98101
                  Attention:  Chief Executive Officer

and to, in the case of Executive

                  [name1]
                         ------------------------------
                  [add1]
                         ------------------------------
                  [add2]
                         ------------------------------

Either party may designate a different address by giving written notice of change of address in the manner provided above.

            (f) WAIVER; CURE. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Other than a breach of the provisions of Section 5, any breach of this Agreement may be cured by the breaching party within ten days of the date that such breaching party shall have received written notice of such breach from the party asserting such breach.

            (g) BINDING EFFECT; SUCCESSORS. Subject to the provisions hereof, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the successor to all or substantially all of the business or assets of any Subsidiary, division or profit center of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 9(g) shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

            (h) SEPARABILITY. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            (i) CONTROLLING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed therein.

      IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

                                    SHURGARD STORAGE CENTERS, INC.

                                    By:
                                        ------------------------------

                                    Title:
                                            --------------------------

                                   EXECUTIVE:

                                    [name2]

                                             Schedule A

                              CERTAIN DEFINITIONS

      As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

      "Accrued Benefits" means the aggregate of any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), any accrued vacation pay and, if the date of Termination occurs after the end of a Fiscal Year for which a bonus is payable to Executive, such bonus, in each case to the extent previously earned and not paid.

      "Base Amount" shall mean the "base amount" of Executive as defined in
Section 280G of the Code.

      "Benefits Cap" shall have the meaning set forth in Section 4(b).

      "Business Combination" means, and shall be deemed to occur upon the happening of, any one of the following:

      (a) The occupying of a majority of the seats (other than vacant seats) on the Board by individuals who were neither nominated or appointed by a majority of the Incumbent Directors;

      (b) The acquisition, directly or indirectly, by any Person of beneficial ownership of 15% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which acquisition is not approved in advance by a majority of the Incumbent Directors;

      (c) The first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

      (d) The approval by the stockholders of the Company of a reorganization, merger or consolidation or sale of substantially all of the assets of the Company (an "Acquisition Transaction") unless, following such Acquisition Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such Acquisition Transaction beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities of the corporation resulting from such Acquisition Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Acquisition Transaction of the outstanding voting securities of the Company; or

      (e) Approval by the stockholders of the Company of a liquidation or dissolution of the Company.

      (f) For purposes of this definition, (i) the terms "beneficial owner" and "beneficial ownership" shall have the meanings set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Exchange Act, and the term "voting securities" shall mean the voting securities of a corporation entitled to vote generally in the election of directors.

      "Cause" means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole,
(b) Executive's engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company's reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company, or (c) unreasonable refusal by Executive to perform the duties and responsibilities of his or her position in any material respect. No action, or failure to act, shall be considered "willful" if it is done by Executive in good faith and with reasonable belief that his or her action or omission was in the best interests of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Disability" means that (a) a person has been incapacitated by bodily injury or physical or mental disease so as to be prevented thereby from performance of his or her duties with the Company for 120 days in any 12-month period, and (b) such person is disabled for purposes of any and all of the plans or programs of the Company or any Subsidiary that employs Executive under which benefits, compensation or awards are contingent upon a finding of disability. The determination with respect to whether Executive is suffering from such a Disability will be determined by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and Executive, by a physician selected by the then Dean of the University of Washington Medical School.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Excise Tax" means the excise tax, including any interest or penalties thereon, imposed on Executive by Section 4999 of the Code.

      "Fiscal Year" means the 12-month period ending on December 31 in each year (or such other fiscal year period established by the Board).

      "Good Reason" means, without Executive's express written consent:

      (a) (i) the assignment to Executive of duties, or limitation of Executive's responsibilities, inconsistent with Executive's title, position, duties, responsibilities and status with the Company Executive as such duties and responsibilities existed immediately prior to the date of the Business Combination, or (ii) removal of Executive from, or failure to re-elect Executive to, Executive's positions with the Company or any Subsidiary that employs Executive immediately prior to the Business Combination, except in connection with the involuntary termination of Executive's employment by the Company for Cause or as a result of Executive's death or Disability;

      (b) failure by the Company to pay, or reduction by the Company of, Executive's annual base salary, as reflected in the Company's payroll records for Executive's last pay period immediately prior to the Business Combination;

      (c) failure by the Company to pay, or reduction by the Company of, Executive's bonus;

      (d) the relocation of the principal place of Executive's employment to a location that is more than 25 miles further from Executive's principal residence than such principal place of employment immediately prior to the Business Combination; or

      (e) the breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to bind any successor to the Company to the terms and provisions of this Agreement in accordance with Section 10(g).

      "Gross-Up Payment" shall have the meaning set forth in Section 4(b).

      "Incumbent Director" means a member of the Board who has been either (a) nominated by a majority of the directors of the Company then in office or (b) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

      "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Code.

      "Person" means any individual, entity or group (as such term is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      "Subsidiary" means an Person controlled by the Company directly, or indirectly through one or more intermediaries.

      "Termination" means, following the occurrence of any Business Combination by the Company, (a) the involuntary termination of the employment of Executive for any reason other than death, Disability or for Cause or (b) the termination of employment by Executive for Good Reason.

      "Termination Benefits" shall have the meaning set forth in
Section 4(b)(i).

      "Welfare Benefits" shall have the meaning set forth in Section 3(b).

         NAME1                    ADD1                       ADD2                           NAME2
Charles K. Barbo        508 McGilvra Blvd. E.    Seattle, WA  98112                  Charles
Michael Rowe            5330 90th Avenue SE      Mercer Island, WA  98040            Michael Rowe
Harrell L. Beck         5357 SW Admiral Way      Seattle, WA  98116                  Harrell
Kristin H. Stred        7540 24th Avenue NE      Seattle, WA  98115                  Kristin
Mark Hall               6018 E. Mercer Way       Mercer Island, WA  98040            Mark Hall
Gerald Cleary           1500 Chevron Way         Dunwoody, GA  30350                 Gerald Cleary
Donald Favreau          2503 East Garnet         Mesa, AZ  85204                     Donald Favreau